EXHIBIT 10.1

VOTING AGREEMENT

     This VOTING AGREEMENT (this “Agreement”) is entered into on October 4, 2004 by and between Camden Property Trust, a Texas real estate investment trust (“Parent”), and the undersigned limited partners (each a “Limited Partner” and, collectively, the “Limited Partners”) of Summit Properties Partnership, L.P., a Delaware limited partnership (“Limited Partnership”).

     WHEREAS, Summit Properties Inc., a Maryland corporation (the “Company”), is the general partner of the Partnership;

     WHEREAS, pursuant to an Agreement and Plan of Merger dated of even date herewith (the “Merger Agreement”) among Parent, Camden Sparks, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, the Company will be merged with and into Merger Sub (the “Merger”) (all capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

     WHEREAS, the Limited Partner owns beneficially and of record                                       units of limited partnership interest (the “OP Units”) and, to induce Parent to enter into the Merger Agreement, the Limited Partner has agreed to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Disposition of Units. Subject to the automatic early termination of this Agreement pursuant to Section 5 hereof, the Limited Partner agrees, for the period from the date hereof through the first to occur of the following: (i) the date on which the Merger is consummated, (ii) the date on which the Merger Agreement is terminated (or terminates by operation of its provisions) pursuant to Article VIII of the Merger Agreement, or (iii) the date on which the Company, orally or in writing, states to Parent or the Merger Sub its intention to terminate the Merger Agreement (such earliest period hereinafter referred to as the “Term”), that the Limited Partner, except as contemplated hereby, (a) will not directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of any OP Units now owned or hereafter acquired by the Limited Partner, except for transfers approved in writing by Parent, (b) grant any proxies, deposit the OP Units into a voting trust or enter into a voting agreement with respect to any OP Units, or (c) take any action that would have the effect of preventing or disabling the Limited Partner from performing its obligations under this Agreement.

     2. Voting. The Limited Partner agrees during the Term to cast all votes attributable to the OP Units now and hereafter beneficially owned by the Limited Partner at any annual or special meeting of partners of the Partnership, including any adjournments or postponements thereof, or pursuant to any written consent of the partners of the Partnership, in favor of (a) the adoption of the Second Amended and Restated Agreement of Limited Partnership of Summit

Properties Partnership, L.P. in the form attached as Exhibit B to the Merger Agreement, (b) the transfer of the Company’s general partner interest in the Partnership to Merger Sub as a result of the Merger, and (c) any other matter relating thereto that counsel to Parent and counsel to the Company mutually agree is necessary in order to obtain the required consent of the limited partners of the Partnership.

     3. Representations and Warranties. The Limited Partner represents and warrants to Parent and Merger Sub that the OP Units set forth above are the only OP Units owned beneficially or of record by the Limited Partner or over which the Limited Partner exercises voting control.

     4. Indemnification.

     (a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, arising out of or relating to the negotiation or execution of this Agreement or the performance of the Limited Partner’s obligations hereunder, Parent shall fully indemnify and hold harmless, as and to the fullest extent permitted by applicable law, the Limited Partner against any and all losses, claims, damages, liabilities, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in defending and in settlement of any such threatened or actual claim, action, suit, demand, proceeding or investigation (“Indemnifiable Amounts”). In the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation, (A) Parent shall promptly pay expenses in advance of the final disposition of any claim, action, suit, demand, proceeding or investigation to the Limited Partner to the fullest extent permitted by law within 30 days after statements (or other reasonable documentation) therefor are received, (B) the Limited Partner may retain counsel satisfactory to him to defend him in any such claim, action, suit, demand, proceeding or investigation, and Parent shall pay all reasonable fees and expenses of such counsel within 30 days after statements therefor are received, (C) Parent shall promptly pay Indemnified Amounts (other than those covered in clauses (A) and (B)) within 30 days of statements (or other reasonable documentation) therefor are received, and (D) Parent will use its best efforts to vigorously assist the Limited Partner in his defense of any such matter. If the Limited Partner wishes to claim indemnification under this Section 4, upon learning of any such claim, action, suit, demand, proceeding or investigation, he shall promptly notify Parent thereof. However, the failure to so notify Parent shall not affect the obligations of Parent except to the extent, if any, such failure to promptly notify materially and adversely prejudices such party.

     (b) The rights to payment of Indemnifiable Amounts and advancement of the expenses provided by this Agreement shall be in addition to, but not exclusive of, any other rights which the Limited Partner may have at any time under applicable law, or any other agreement, vote of limited partners, stockholders or directors (or a committee of directors), or otherwise. To the extent that a change in law or other applicable law or regulation (whether by statute or judicial decision) shall permit broader indemnification or advancement of expenses than is provided under the terms of this Agreement, the

Limited Partner shall be entitled to such broader indemnification and advancements, and this Agreement shall be deemed to be amended to such extent.

     5. Early Termination. Sections 1 and 2 of this Agreement shall automatically terminate without any further action on the part of the Limited Partner, Parent or any other person or entity if a bona fide Acquisition Proposal has been made and the Company Board determines in good faith to consider whether such Acquisition Proposal is reasonably likely to lead to a Superior Proposal.

     6. Understanding of this Agreement. The Limited Partner has carefully read this Agreement and has discussed its requirements, to the extent the Limited Partner believes necessary, with its counsel (which may be counsel to the Company). The Limited Partner understands that Parent and Merger Sub will be proceeding in reliance upon this Agreement.

     7. Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     8. Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.

     9. Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise.

     10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     11. Consent to Jurisdiction. Each of Parent and the Limited Partner hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of North Carolina or any court of the United States located in the State of North Carolina (the “North Carolina Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the North Carolina Courts and agrees not to plead or claim in any North Carolina Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of North Carolina, to appoint and maintain an agent in the State of North Carolina as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of North Carolina.

     12. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     13. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     14. Amendment; Waivers. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by each of the parties hereto. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence thereto. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto, unless made in writing and signed by the party against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein.

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     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered in their names and on their behalf as of the date first written above.

CAMDEN PROPERTY TRUST

By:	/s/ Richard J. Campo

Name: Richard J. Campo
Title: Chief Executive Officer

LIMITED PARTNERS:

/s/ William B. McGuire, Jr.

William B. McGuire, Jr.

/s/ William F. Paulsen

William F. Paulsen